                                                                   EXHIBIT 10.38


                             SETTLEMENT AGREEMENT



        WHEREAS, U S WEST Communications, Inc. amended its Centrex Plus catalog on February 5, 1996 to withdraw the service effective that date and to grandparent Centrex Plus to existing customers subject to certain terms and conditions; and,

        WHEREAS, On February 7, 1996, McLeod Telemanagement, Inc., a Centrex Plus customer as of February 5, 1996, filed a complaint with the Iowa Utilities Board pursuant to Iowa Code Section 476.101(8); and,

        WHEREAS, the Board docketed that complaint as Docket No. FCU-96-1, and established a procedural schedule; and,

        WHEREAS, U S WEST and McLeod filed direct and rebuttal testimony pursuant to that procedural schedule; and,

        WHEREAS, U S WEST and McLeod desire to avoid the time and expense of hearing and briefing the McLeod Complaint case;

        THEREFORE, U S WEST and McLeod do hereby agree and stipulate as follows:

1. This Settlement Agreement shall only settle McLeod's pending complaint before the Iowa Utilities Board. This Settlement Agreement will neither settle McLeod's pending regulatory complaints in states other than Iowa nor govern McLeod's purchase of Centrex Plus in states other than Iowa.

2.  McLeod agrees to immediately withdraw its Complaint in Docket No. FCU-96-1.

3. U S WEST and McLeod will execute the U S WEST Master Agreement for Centrex Plus Service Rate Stability Plan for the State of Iowa ("Master Agreement"). That Master Agreement will cover all Centrex Plus service ordered by McLeod in the State of Iowa as of the date of this Settlement Agreement. The Master Agreement will run for five (5) years from the date of this Settlement Agreement.

4. The Master Agreement will include the alternative dispute resolution clause contained in the Master Agreement tendered to U S WEST by McLeod in correspondence to Timothy Fyke dated February 19, 1996.

5. U S WEST waives all claims for payment of Centrex Plus station line prices other than those contained in the current U S WEST - McLeod Centrex
    Plus Service Rate Stability contracts for station lines McLeod currently purchases from U S WEST, but upon which contracts were pending as of February 5, 1996. U S WEST expressly does not waive its claims for payment of SMDR, tax and other charges with respect to the ongoing U S WEST - McLeod billing disputes.

6. McLeod may add seven (7) main common blocks per year during the term of the Master Agreement. McLeod may also add one adjunct common block for each existing or new main common block it has in service or places in service.

7. McLeod may add Centrex Plus station lines and new locations without limitation in Iowa during the term of the Master Agreement.

8. The Centrex Plus station line prices will be those contained in the U S WEST Centrex Plus service catalog for Iowa on February 5, 1996. Those prices will remain unchanged during the term of the Master Agreement, except that the prices may be renegotiated if they do not pass an imputation test incorporating the unbundled loop price approved by the Board. McLeod and U S WEST will use any cost and imputation methodology developed by the Board in Docket No. RMU-95-5 to test the Centrex Plus station line prices. If the Board does not adopt an applicable cost or imputation methodology, U S WEST and McLeod will apply a mutually agreeable methodology to test the competitive fairness of the Centrex Plus station line prices for resale purposes.

9. U S WEST and McLeod will test whether the Centrex Plus station lines pass an imputation test any time U S WEST changes its unbundled loop price.

10. At the conclusion of the Master Agreement, McLeod may execute an extension of the Master Agreement until April 29, 2005, at which point U S WEST will cease offering Centrex Plus in Iowa to Centrex Plus customers as of February 5, 1996.

11. U S WEST and McLeod shall engage in negotiations pursuant to 47 U.S.C.
    Section 252 to determine the prices, terms and any limitations on McLeod's purchase of Centrex Plus that will apply to any extension of the Master Agreement requested by McLeod.

12. McLeod may terminate its use of Centrex Plus at any time on sixty (60) days notice without termination liability.

13. In consideration of this Settlement Agreement, McLeod agrees to waive any antitrust or other civil claims against U S WEST with respect to the withdrawal and grandparenting of Centrex Plus in Iowa.

14. U S WEST expressly states that it has entered into this Settlement Agreement in order to avoid the time and expense of lititation. By executing this Settlement Agreement, U S WEST makes no express or implied admissions regarding the legality or appropriateness of its withdrawal and grandparenting of Centrex Plus in Iowa or in any other state.

15. This Settlement Agreement shall not be used for any purpose, disclosed or offered into evidence by U S WEST, McLeod or any other entity in any regulatory or civil proceeding in Iowa or in any other state.

16. U S WEST or McLeod may submit a copy of this Settlement Agreement to a regulatory body or a court upon an order of the regulatory body or court. Neither U S WEST nor McLeod can, either directly or indirectly, request such an order by a regulatory body or a court.

17. This Settlement Agreement and the executed Master Agreement (including reference to the Centrex Plus catalog in effect as of February 5, 1996) shall constitute the entirety of U S WEST's and McLeod's agreement regarding McLeod's continued use of Centrex Plus service in Iowa, except that any applicable rules or decisions of the Federal Communications Commission will govern the parties and this Settlement Agreement.


Date: March 18, 1996                            McLeod Telemanagement, Inc.


                                                /s/ David R. Conn
                                                -----------------------------
                                                David R. Conn
                                                Associate General Counsel
                                                McLeod, Inc.
                                                Town Centre, Suite 500
                                                221 Third Avenue SE
                                                Cedar Rapids, IA  52401
                                                (319)-298-7000


Date: March 18, 1996                            U S WEST Communications, Inc.


                                                /s/ William M. Ojile, Jr.
                                                -----------------------------
                                                William M. Ojile, Jr.
                                                Senior Attorney
                                                U S WEST, Inc.
                                                1801 California St., Suite 5100
                                                Denver, CO 80202
                                                (303)-672-2812